Press Contacts:	Glenn Jasper or Denny Bilter CIENA Corporation (877) 857-7377 email: pr@ciena.com

Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com

FOR IMMEDIATE RELEASE

CIENA REVISES TENDER OFFER TO REPURCHASE REMAINING 5% ONI NOTES

LINTHICUM, Md. – December 20, 2002 – CIENA® Corporation, (NASDAQ: CIEN), today announced that in connection with its offer dated December 12, 2002 to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005, (the “Notes”), it has increased the price at which it will purchase the Notes from $860 to $900 per $1,000 principal due at maturity plus accrued and unpaid interest thereon to, but not including, the date of purchase. The other terms of the offer remain the same, including that the offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 13, 2003, unless the offer is extended.

A supplement to the Offer to Purchase will be mailed to the registered holders of the Notes shortly. Noteholders may obtain the Supplement to the Offer to Purchase for free at CIENA’s website at www.CIENA.com/investors or the Securities and Exchange Commission’s website at www.sec.gov. Persons with questions regarding the tender offer and requests for documentation may contact Goldman, Sachs & Co., the Dealer Managers, at 85 Broad Street, New York City, New York 10004, Attn: Prospectus Department, Telephone: (212) 902-1000, or Georgeson Shareholder, the Information Agent, at 17 State Street, 10th Floor, New York, New York 10004, Telephone: (866) 295-4322.

ALTHOUGH THE CIENA BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE OFFER, NEITHER CIENA, NOR THE CIENA BOARD OF DIRECTORS, NOR THE DEALER MANAGERS, NOR THE INFORMATION AGENT MAKE ANY RECOMMENDATION AS TO WHETHER NOTEHOLDERS SHOULD TENDER THEIR NOTES FOR CASH. NOTEHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER THEIR NOTES AND IF SO, THE NUMBER OF NOTES TO TENDER. THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL NOTES. THE TENDER OFFER IS

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CIENA Revises Tender Offer/Page 2 of 2/December 20, 2002

MADE ONLY THROUGH THE OFFER TO PURCHASE, THE SUPPLEMENT TO THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. NOTEHOLDERS ARE ENCOURAGED TO READ THE OFFERING DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. THE OFFERING DOCUMENTS MAY BE OBTAINED FOR FREE FROM THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR FROM THE DEALER MANAGERS OR INFORMATION AGENT AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ABOVE.

The foregoing material may contain forward-looking statements. CIENA cautions that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.

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ABOUT CIENA

CIENA Corporation’s market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.